Exhibit 99.2
PART I: FINANCIAL INFORMATION
Item 1. Financial Statements

ORBITZ WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net revenue	$239,597	$248,053	$459,802	$458,308
Cost and expenses:
Cost of revenue	63,897	47,638	136,380	90,383
Selling, general and administrative	72,562	72,018	143,211	138,260
Marketing	82,520	89,604	158,245	166,382
Depreciation and amortization	13,958	15,287	28,478	28,880
Total operating expenses	232,937	224,547	466,314	423,905
Operating income/(loss)	6,660	23,506	(6,512)	34,403
Other expense:
Net interest expense	(7,467)	(8,595)	(15,877)	(18,172)
Other expense	—	(2,236)	—	(2,236)
Total other expense	(7,467)	(10,831)	(15,877)	(20,408)
Income/(loss) before income taxes	(807)	12,675	(22,389)	13,995
Provision for income taxes	3,444	5,794	2,801	13,048
Net income/(loss)	$(4,251)	$6,881	$(25,190)	$947

Net income/(loss) per share - basic:
Net income/(loss) per share	$(0.04)	$0.06	$(0.22)	$0.01
Weighted-average shares outstanding	112,418,132	110,218,036	112,007,027	109,907,641

Net income/(loss) per share - diluted:
Net income/(loss) per share	$(0.04)	$0.06	$(0.22)	$0.01
Weighted-average shares outstanding	112,418,132	115,079,178	112,007,027	114,474,084

See Notes to Unaudited Condensed Consolidated Financial Statements.

ORBITZ WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS) (UNAUDITED)
(in thousands)

	Three Months Ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net income/(loss)	$(4,251)	$6,881	$(25,190)	$947
Other comprehensive income/(loss):
Currency translation adjustment	(4,120)	(5,239)	3,079	(8,793)
Other comprehensive income/(loss)	(4,120)	(5,239)	3,079	(8,793)
Comprehensive income/(loss)	$(8,371)	$1,642	$(22,111)	$(7,846)

See Notes to Unaudited Condensed Consolidated Financial Statements.

ORBITZ WORLDWIDE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$304,798	$188,482
Accounts receivable (net of allowance for doubtful accounts of $1,401 and $1,541, respectively)	161,340	132,951
Prepaid expenses	10,806	10,039
Other current assets	34,092	17,560
Total current assets	511,036	349,032
Property and equipment (net of accumulated depreciation of $307,433 and $302,031, respectively)	110,135	111,832
Goodwill	351,098	351,098
Trademarks and trade names	89,762	89,890
Other intangible assets, net	1,144	1,300
Deferred income taxes, non-current	135,095	135,807
Restricted cash	92,544	97,810
Other non-current assets	12,453	39,200
Total Assets	$1,303,267	$1,175,969
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,237	$13,954
Accrued merchant payable	504,385	366,062
Accrued expenses	165,608	158,754
Deferred income	57,334	40,816
Term loan, current	24,100	25,871
Other current liabilities	5,970	1,544
Total current liabilities	777,634	607,001
Term loan, non-current	405,499	421,879
Tax sharing liability	55,415	61,289
Other non-current liabilities	14,733	14,702
Total Liabilities	1,253,281	1,104,871
Commitments and contingencies (see Note 5)
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 112,660,845 and 110,758,513 shares issued, respectively	1,126	1,107
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,061,616	1,060,636
Accumulated deficit	(1,025,449)	(1,000,259)
Accumulated other comprehensive income	12,745	9,666
Total Shareholders’ Equity	49,986	71,098
Total Liabilities and Shareholders’ Equity	$1,303,267	$1,175,969

See Notes to Unaudited Condensed Consolidated Financial Statements.

ORBITZ WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six months ended June 30,
	2015	2014
Operating activities:
Net income/(loss)	$(25,190)	$947
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	28,478	28,880
Non-cash net interest expense	4,532	5,237
Deferred income taxes	2,271	11,556
Stock compensation	7,416	6,803
Changes in assets and liabilities:
Accounts receivable	(29,759)	(63,438)
Accounts payable, accrued expenses and other current liabilities	15,857	24,168
Accrued merchant payable	139,588	175,944
Deferred income	16,787	21,920
Other	14,716	(5,893)
Net cash provided by operating activities	174,696	206,124
Investing activities:
Property and equipment additions	(29,312)	(21,168)
Acquisitions, net of cash acquired	—	(10,000)
Changes in restricted cash	5,116	(17,748)
Net cash used in investing activities	(24,196)	(48,916)
Financing activities:
Payments on and retirement of term loans	(18,151)	(443,250)
Issuance of long-term debt, net of issuance costs	—	443,256
Employee tax withholdings related to net share settlements of equity-based awards	(8,452)	(6,747)
Proceeds from exercise of employee stock options	2,140	143
Payments on tax sharing liability	(8,921)	(4,616)
Net cash used in financing activities	(33,384)	(11,214)
Effects of changes in exchange rates on cash and cash equivalents	(800)	1,288
Net increase in cash and cash equivalents	116,316	147,282
Cash and cash equivalents at beginning of period	188,482	117,385
Cash and cash equivalents at end of period	$304,798	$264,667
Supplemental disclosure of cash flow information:
Income tax payments, net	$1,686	$1,889
Cash interest payments	$11,553	$13,104
Non-cash investing activity:
Capital expenditures incurred not yet paid	$2,570	$3,811

See Notes to Unaudited Condensed Consolidated Financial Statements.

ORBITZ WORLDWIDE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	Organization and Basis of Presentation

Description of the Business

Orbitz, Inc. was established in early 2000 by American Airlines, Inc., Continental Airlines, Inc., Delta Air Lines, Inc.,
Northwest Airlines, Inc. and United Air Lines, Inc. (the “Founding Airlines”). In November 2004, Orbitz was acquired by
Cendant Corporation (“Cendant”), whose online travel distribution businesses included the HotelClub and RatesToGo brands
(collectively referred to as “HotelClub”) and the CheapTickets brand. In February 2005, Cendant acquired ebookers Limited, an international online travel brand which currently has operations in 8 countries throughout Europe (“ebookers”).

Orbitz Worldwide, Inc. was incorporated in Delaware on June 18, 2007 and was formed to be the parent company of the business-to-consumer travel businesses of Travelport, including Orbitz.com, ebookers and HotelClub and the related subsidiaries and affiliates of those businesses. We are the registrant as a result of the completion of the initial public offering (the “IPO”) of 34.4 million shares of our common stock on July 25, 2007. On April 15, 2013, following the completion of the Travelport refinancing plan, Orbitz Worldwide, Inc. is no longer a “controlled company” as defined in Section 303A of the New York Stock Exchange listing rules.

We are a global online travel company (“OTC”) that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products and services including hotels, flights, vacation packages, car rentals, cruises, rail tickets, travel insurance, destination services and event tickets. We provide our customers an easy-to-use booking experience across a wide variety of devices. Our global brand portfolio includes Orbitz.com and CheapTickets in the United States; ebookers in Europe; and HotelClub, which focuses on the Asia Pacific region. We also own and operate Orbitz for Business, which is a corporate travel management company, and the Orbitz Partner Network, which delivers private label travel solutions to a broad range of partners.

On February 12, 2015, Orbitz Worldwide, Inc., Expedia, Inc. (“Expedia”), and Xeta, Inc., an indirect wholly owned subsidiary of Expedia (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”) among other things and, with the Company surviving the Merger as an indirect wholly owned subsidiary of Expedia. At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company outstanding immediately prior to the Effective Time (other than any shares owned by the Company, Expedia, Merger Sub or Merger Sub’s direct parent or any dissenting shares) will be automatically converted into the right to receive $12.00 in cash, without interest.

The Board of Directors of the Company by a unanimous vote of directors present approved the Merger Agreement and the transactions contemplated thereby, including the Merger. On May 27, 2015, the Company’s shareholders voted to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Because the Company’s shareholders have approved the Merger, the Company’s Board of Directors may no longer effect a Change of Board Recommendation (as defined in the Merger Agreement) in connection with its fiduciary duties to the shareholders.

The closing of the Merger is subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other regulatory clearances, the absence of any governmental order prohibiting the consummation of the transactions contemplated by the Merger Agreement, the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects.
The Merger Agreement entered into on February 12, 2015, contains certain termination rights, and if the Merger Agreement is terminated as a result of the failure to obtain competition law approvals or a legal prohibition related to competition law matters, a termination fee of $115.0 million will be payable by Expedia to the Company, subject to certain limitations. In addition, subject to certain exceptions and limitations, if all conditions to closing other than obtaining regulatory clearances and conditions that by their nature are to be satisfied at the closing have been satisfied as of August 12, 2015, either the Company or Expedia may extend the termination date of the Merger Agreement until November 12, 2015. As of the date of this report, all conditions to the closing of the Merger other than obtaining all regulatory clearances and conditions that by their

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

nature are to be satisfied at the closing have been satisfied. If neither party elects to extend the termination date on August 12, then either party may terminate the agreement.

On March 25, 2015, each of Orbitz and Expedia received a request for additional information or materials from the U.S. Department of Justice (the “DOJ”) in connection with the DOJ pending review of the proposed merger.

Reclassifications

Certain prior year amounts in the Condensed Consolidated Financial Statements have been reclassified to conform with the current year presentation.

Basis of Presentation

The accompanying Condensed Consolidated Financial Statements present the accounts of Orbitz.com, ebookers and HotelClub and the related subsidiaries and affiliates of those businesses, collectively doing business as Orbitz Worldwide, Inc.

As mentioned above, the Company entered into an agreement on February 12, 2015, that, if consummated, would result in the Company becoming an indirect wholly-owned subsidiary of Expedia, Inc. The accompanying Condensed Consolidated Financial Statements do not reflect any effects that would result if the agreement is consummated.

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies

Our significant accounting policies are discussed in Note 2 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our critical accounting estimates in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2014.
Use of Estimates
The preparation of our consolidated financial statements and related notes in conformity with GAAP requires us to make certain estimates and assumptions. Our estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to matters that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty.
Our significant estimates include elements of revenue recognition, the realization of deferred tax assets, amounts that may be due under the tax sharing agreement, the reserve for fraudulent transactions, impairment of long-lived assets, goodwill and indefinite-lived intangible assets, costs to be capitalized as well as the useful life of capitalized software, and contingent liabilities, including taxes related to hotel occupancy. Actual amounts may differ from these estimates.
During the six months ended June 30, 2015, the Company experienced a significant increase in fraudulent transaction expense. While we have taken extensive actions to reduce such transactions, there is no guarantee that we will be successful in further reducing fraudulent transactions in the future or that the losses from such transactions will be reduced to a rate experienced prior to 2015.
We utilize recent loss experience, including reported debit memo information and expected delays and processing times to estimate our reserve for fraudulent transaction expense. It is possible that changes in the frequency of losses or lag times or changes in the effectiveness of our counter-measures could cause actual losses from fraudulent transactions to differ materially from our estimates.

3.	Term Loan and Revolving Credit Facility

Our $530.0 million senior secured credit facility (the “Credit Agreement”) consists of a $450.0 million term loan (the
“Term Loan”) maturing April 15, 2021 and a five year $80.0 million revolving credit facility maturing April 15, 2019 (the
“Revolver”).

Term Loan

The Term Loan bears interest at a variable rate, at our option, of the Eurocurrency Rate plus a margin of 3.50% per annum, or the Base Rate plus 2.50% per annum. The Eurocurrency Rate is equal to the LIBOR rate as determined by the British Bankers Association (adjusted for any applicable statutory reserves as defined in the Credit Agreement) and with respect to the Term Loan shall not be less than 1.00% per annum. The Base Rate for any day is equal to the greater of (a) the Fed Funds Rate in effect plus 0.5%, (b) the Credit Suisse AG prime rate and (c) the one-month Eurocurrency Rate plus 1.00%.

The principal amount of the Term Loan is payable in quarterly installments of $1.125 million, with the final installment of the remaining outstanding balance due at the applicable maturity date with respect to such Term Loan. In addition, we are required, subject to certain exceptions, to make payments on the Term Loan (a) annually in the first quarter of each fiscal year in an amount of 50% (which percentage will be reduced to 25% and 0% subject to achieving certain first lien leverage ratios) of the prior year’s excess cash flow, as defined in the Credit Agreement, (b) in an amount of 100% of net cash proceeds from asset sales subject to certain reinvestment rights, and (c) in an amount of 100% of net cash proceeds of any issuance of debt other than debt permitted to be incurred under the Credit Agreement. Due to the excess cash flow payment we made in March of this year, we are not required to make any quarterly installment payments on the Term Loan until 2019.

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The change in the Term Loan during the six months ended June 30, 2015 was as follows:

Amount
(in thousands)
Balance at January 1, 2015 (current and non-current)	$447,750
Prepayment from excess cash flow (1)	(18,151)
Balance at June 30, 2015 (current and non-current)	$429,599

(1) Some lenders exercised the right to reject their pro rata share of the prepayment.

Based on our current financial projections for the year ending December 31, 2015, we estimate that we will be required to make a $24.1 million prepayment from excess cash flow in the first quarter of 2016. The amount of prepayment required is subject to change based on actual results, which could differ materially from our financial projections as of June 30, 2015. Prepayments from excess cash flow are applied to the scheduled quarterly Term Loan principal payments in order of maturity. The potential amount of prepayment from excess cash flow that will be required beyond the first quarter of 2016 is not reasonably estimable as of June 30, 2015.

At June 30, 2015, $200.0 million of the Term Loan had a fixed interest rate as a result of interest rate swaps and $229.6 million had a variable rate based on LIBOR, resulting in a blended interest rate of 4.94%, excluding the impact of the amortization of debt issuance costs (see Note 7 - Derivative Financial Instruments).

The table below shows the aggregate maturities of the Term Loan over the remaining term of the Credit Agreement, excluding any mandatory prepayments from excess cash flow that could be required under the Term Loan in future periods.

Year	(in thousands)
2015	—
2016	—
2017	—
2018	—
2019	4,349
Thereafter	425,250
Total	$429,599

Revolver

The Revolver provides for borrowings and letters of credit up to $80.0 million, through which we are allowed to issue up to $55.0 million in letters of credit. The Revolver bears interest at a variable rate, at our option, of the Eurocurrency Rate plus a margin of 3.00% per annum or the Base Rate plus a margin of 2.00% per annum. We pay a letter of credit fee in the amount of the Eurocurrency Rate on all outstanding letters of credit and we incur a facility fee of 0.50% per annum on all loans, letters of credit and any unused amounts on the Revolver. At June 30, 2015 there were no outstanding borrowings or letters of credit issued under the Revolver.

Credit Agreement Terms

The Term Loan and Revolver are both secured by substantially all of our domestic subsidiaries’ tangible and intangible assets, including a pledge of 100% of the outstanding capital stock or other equity interests of substantially all of our direct and indirect domestic subsidiaries and 65% of the capital stock or other equity interests of certain of our foreign subsidiaries, subject to certain exceptions. The Term Loan and Revolver are also guaranteed by substantially all of our domestic subsidiaries.

The Credit Agreement contains various customary restrictive covenants that limit our ability to, among other things: incur additional indebtedness or enter into guarantees; enter into sale/leaseback transactions; make investments, loans or acquisitions; grant or incur liens on our assets; sell our assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make restricted payments. The Credit Agreement requires us not to exceed a maximum first lien leverage ratio, as defined in the Credit Agreement, of 5.00 to 1.

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Tax Sharing Liability

We have a liability included in our Condensed Consolidated Balance Sheets that relates to a tax sharing agreement between Orbitz and the Founding Airlines. As of June 30, 2015, the estimated remaining payments that may be due under this agreement were approximately $87.3 million. We estimated that the net present value of our obligation to pay tax benefits to the Founding Airlines was $73.3 million and $78.4 million at June 30, 2015 and December 31, 2014, respectively. The change in the tax sharing liability for the six months ended June 30, 2015 was as follows:

Amount
(in thousands)
Balance at January 1, 2015 (current and non-current)	$78,382
Accretion of interest expense	3,841
Cash payments	(8,921)
Balance at June 30, 2015 (current and non-current)	$73,302

(a)
We accreted interest expense related to the tax sharing liability of $1.7 million and $2.3 million for the three months ended June 30, 2015 and 2014, respectively, and $3.8 million and $4.9 million for the six months ended June 30, 2015 and 2014, respectively.

Based upon the estimated timing of future payments we expect to make, the current portion of the tax sharing liability of $17.9 million and $17.1 million was included in Accrued expenses in our Condensed Consolidated Balance Sheets at June 30, 2015 and December 31, 2014, respectively. The long-term portion of the tax sharing liability of $55.4 million and $61.3 million was reflected as Tax sharing liability in our Condensed Consolidated Balance Sheets at June 30, 2015 and December 31, 2014, respectively.

5.	Commitments and Contingencies

Our contractual obligations as of June 30, 2015 did not materially change from the amounts set forth in our 2014 Annual Report on Form 10-K.

Company Litigation

We are involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, intellectual property and other shareholder, commercial, employment and tax matters. We believe that we have meritorious defenses, and we are vigorously defending against these claims, proceedings and inquiries. As of June 30, 2015 and December 31, 2014, we had accruals of $2.7 million and $4.3 million related to various legal proceedings, respectively. Litigation is inherently unpredictable and, although we believe we have valid defenses in these matters, unfavorable resolutions could occur. Below, we have provided relevant information on these matters.

We are party to various cases brought by municipalities and other state and local governmental entities in the U.S.
involving hotel occupancy or related taxes and our merchant hotel business model for hotel and car rental reservations. Most of the cases were brought simultaneously against other OTCs, including Expedia, Travelocity and Priceline. Certain of these cases are class actions, some of which have been confirmed on a state-wide basis and some which are purported. The cases allege, among other things, that we violated the jurisdictions’ hotel occupancy tax ordinances, as well as related sales and use taxes.
While not identical in their allegations, the cases generally assert similar claims, including violations of local or state occupancy tax ordinances, failure to pay sales or use tax, and in some cases, violations of consumer protection ordinances, conversion, unjust enrichment, imposition of a constructive trust, demand for a legal or equitable accounting, injunctive relief, declaratory judgment, and civil conspiracy. The plaintiffs seek relief in a variety of forms, including: declaratory judgment, full accounting of monies owed, imposition of a constructive trust, compensatory and punitive damages, disgorgement, restitution, interest, penalties and costs, attorneys’ fees, and where a class action has been claimed, an order certifying the action as a class action.
An adverse ruling in one or more of these cases could require us to pay tax retroactively and prospectively and possibly pay interest, penalties and fines. The proliferation of additional cases could result in substantial additional defense costs.

We have also been contacted by several municipalities or other taxing bodies concerning our possible obligations with respect to state or local hotel occupancy or related taxes. Some of these municipalities have issued notices of audit but have not

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

issued assessments; others have issued assessments that are not administratively final; and some have issued assessments that are administratively final and are currently subject to judicial review. In addition to these matters, certain taxing authorities have filed suit against the OTCs without issuing audit notices or assessments.

•
Certain taxing authorities have not issued assessments, but have requested information to conduct an audit and/or have requested that the Company register to pay local hotel occupancy taxes. This group of taxing authorities includes 43 cities in California; the following cities in Colorado: Broomfield, Colorado Springs, Durango, Frisco, Glendale, Glenwood Springs, Golden, Grand Junction, Greeley, Greenwood Village, Lafayette, Lakewood, Littleton, Loveland, Silverthorne and Steamboat Springs; Arlington, Texas; Brunswick and Stanly, North Carolina; the following counties in Utah: Davis, Summit, Salt Lake and Weber; the Arizona Department of Revenue; the Ohio Department of Taxation; Paradise Valley, Arizona; various Alabama Municipalities; the Louisiana Department of Revenue; and the Vermont Department of Taxation.

•
The following taxing authorities have issued assessments which are not final and are subject to further review by such taxing authorities: the Colorado Department of Revenue; the City of Aurora, Colorado; the Maryland Comptroller; the Texas Comptroller; the City of Portland, Oregon, and Multnomah County, Oregon; and Lake County, Indiana. These assessments range from $0.02 million to approximately $5.8 million, and total approximately $10.5 million.

•
Assessments or declaratory rulings that are administratively final and subject to judicial review have been issued by the cities of San Francisco, Los Angeles, and San Diego, California; the city of Denver, Colorado; the counties of Miami-Dade, Broward and Osceola, Florida; the Indiana Department of Revenue; and the Hawaii Department of Taxation for merchant car reservations for the years 2002-2012, and merchant hotel reservations for the years 2012 and 2013. These assessments and declaratory rulings range from $0.2 million to approximately $16.9 million, and total approximately $47.5 million. Trial courts rejected the assessments in San Francisco and San Diego, California and Broward County, Florida. The Colorado Court of Appeals reversed the assessments against the OTCs in the City of Denver case. The final assessments by the county of Osceola, Florida, the county of Miami-Dade, Florida, the Indiana Department of Revenue, and Hawaii Department of Taxation for merchant car reservations for the years 2002-2012 and merchant hotel reservations for 2012-2013 have not yet been judicially reviewed.

On March 17, 2015, the Hawaii Supreme Court issued a ruling that addressed final assessments that had been issued by the Hawaii Department of Taxation for merchant hotel reservation for the years 2002 through 2011 that collectively amounted to $58.8 million against Orbitz for General Excise Tax (“GET”) and Transient Accommodations Taxes (“TAT”).
In 2013, the Hawaii Tax Court of Appeals (the “Tax Court”) held the OTCs liable for GET on the gross amounts of merchant hotel reservations that they facilitated during this time period, and required Orbitz to pay approximately $26.0 million into a contested litigation fund, pending the outcome of the appeal to the Hawaii Supreme Court. In its March 17, 2015 ruling, the Hawaii Supreme Court affirmed in part and vacated in part the rulings of the Tax Court. The Hawaii Supreme Court affirmed the Tax Court’s ruling that the OTCs are not subject to Hawaii TAT. The Hawaii Supreme Court also affirmed the Tax Court’s ruling that the OTCs are liable for GET, and that the OTCs are subject to penalties and interest on those amounts. However, the Hawaii Supreme Court vacated the Tax Court’s ruling that OTCs are liable for GET on the gross amounts of the merchant model hotel reservations they facilitate, and instead ruled the OTCs are liable only on their markup and service fees. The Hawaii Supreme Court remanded this case to the Tax Court to calculate damages consistent with the Hawaii Supreme Court’s decision.

On July 20, 2015, the Tax Court heard argument on issues relating to calculation of damages and the amounts of the OTCs’ refunds for amounts paid into the contested litigation fund to satisfy the judgment relating to the 2002-2011 assessments. The Tax Court held that Hawaii must refund all undisputed amounts to the OTCs. For the Orbitz entities, the amount of the refund that is not disputed is $21.1 million (of the $26 million that Orbitz originally paid). Under the Tax Court’s order, Hawaii must refund that amount within 30 days of the entry of judgment, which we expect will occur shortly. The Court did not issue a final determination on the legal and factual issues that will determine whether and to what extent Orbitz will be refunded additional amounts. Orbitz believes that it is entitled to an additional refund of approximately $1.3 million; Hawaii disputes that it owes this amount. At the time Orbitz made the $26 million payment to Hawaii’s contested litigation fund, it recorded an asset of $22 million. In light of the Tax Court’s recent rulings, Orbitz has not made any adjustments to these amounts.

The Hawaii Department of Taxation has issued three sets of assessments that have not yet been finally resolved. These are assessments on merchant hotel reservations for 2012 in the amount of $16.9 million; on merchant hotel and car rental reservations for 2013 in the amount of $14.6 million; and for merchant car rental reservations for the 2002-2012 time period in the amounts of $3.4 million against each of the Orbitz entities. (Based on Hawaii’s past merchant model hotel assessments,

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Orbitz believes that Hawaii’s rental car assessments represent an aggregate of $3.4 million total against the Orbitz entities for the time period). We anticipate that the Hawaii Supreme Court’s March 17, 2015 ruling will substantially reduce Orbitz’s potential liability for these assessments.

On July 23, 2015, the District of Columbia Court of Appeals issued a decision in which it held that the OTCs are subject to the District of Columbia’s sales tax. The Court determined that the OTCs are liable for sales tax going to back to the time that they began facilitating merchant model hotel reservations at hotels located in Washington D.C. The Court of Appeals also held that the OTCs are not liable for sales tax on the tax recovery charge. Although Orbitz is evaluating the possibility of seeking rehearing in this case, it believes that loss is probable as a result of this decision, and has expensed the entire amount of the $3.8 million judgment that it paid in March 2014. This judgment represents the sales tax and interest attributable to Orbitz.com’s hotel reservations through December 31, 2011. Previously, Orbitz had not expensed approximately $3.7 million of the judgment, on the expectation that it would prevail for the portion attributable to any period before July 2011, when the District of Columbia amended its sales tax law. After all appeals have been exhausted, Orbitz anticipates that it will need to make a catch up payment to bring itself current through the current date. That amount has not yet been determined, but Orbitz has accrued $0.9 million, which represents its estimate of its liability for this time period.

In July 2011, related to the City of San Antonio hotel occupancy tax case, the United States District Court for the Western District of Texas issued its findings of fact and conclusions of law in which it held the defendant OTCs, including Orbitz, liable for hotel occupancy taxes on markup, fees and breakage revenue, and also imposed penalties and interest. On April 4, 2013, the court entered judgment against Orbitz in the amount of approximately $4.3 million and post-judgment motions are still pending. The OTCs, including Orbitz, intend to appeal once the pending motions are ruled upon by the court. Because we do not believe a loss is probable given the numerous issues that exist on appeal, we have not accrued any liability related to this case.

On July 29, 2015, Orbitz settled a lawsuit that Trilegiant filed against it in the Supreme Court of New York. The lawsuit alleged that Orbitz was obligated to make a series of termination payments arising out of a promotion agreement that Orbitz terminated in 2007. Orbitz agreed to settle the matter for $13.6 million, which was consistent with the accrual we previously established for this matter.

We cannot estimate our aggregate range of loss in the cases for which we have not recorded an accrual, except to the extent taxing authorities have issued assessments against us. Although we believe it is unlikely that an adverse outcome will result from these proceedings, an adverse outcome could be material to us with respect to earnings or cash flows in any given reporting period.

Financing Arrangements

We are required to issue letters of credit and similar instruments to support certain suppliers, commercial agreements, leases and non-U.S. regulatory and governmental agencies primarily to satisfy consumer protection requirements. We believe we have access to sufficient letter of credit availability to meet our short- and long-term requirements through a combination of the restricted cash balance currently used to cash collateralize letters of credit or similar instruments, cash from our balance sheet which can be used to support letters of credit and similar instruments and our $80.0 million revolving credit facility through which we are allowed to issue up to $55.0 million in letters of credit.

The following table shows the amount of letters of credit and similar instruments outstanding by facility, as well as the amounts of our restricted cash balances:

	June 30, 2015		December 31, 2014
	Letters of Credit and Other Credit Support	Restricted Cash	Letters of Credit and Other Credit Support	Restricted Cash
	(in thousands)
Multi-currency letter of credit facility	$—	$—	$2,892	$3,176
Uncommitted letter of credit facilities and surety bonds	96,053	92,544	98,406	94,634
Total	$96,053	$92,544	$101,298	$97,810

Total letter of credit fees were less than $0.1 million for both the three months ended June 30, 2015 and 2014, and $0.1 million and $0.2 million for the six months ended June 30, 2015 and 2014, respectively.

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Continuity Incentives

In conjunction with the Merger, the Company has offered key employees a continuity incentive for continuing employment through the closing date and beyond. The incentives will be paid 50% on the closing date of the Merger and 50%
will be paid 180 days after the closing date of the transaction (or upon involuntary termination, if applicable). The incentives will not be paid if the transaction is not consummated and therefore the Company has not recorded any liability related to the incentives.

6.	Equity-Based Compensation

We issue share-based awards under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, officers and other employees, advisors and consultants who are selected by the Compensation Committee of the Board of Directors for participation in the Plan. As of June 30, 2015, 3,518,537 shares were available for future issuance under the Plan.

Restricted Stock Units

We granted 805,251 restricted stock units (“RSUs”) during the six months ended June 30, 2015, with a weighted-average grant date fair value per share of $11.48. The fair value of RSUs is amortized on a straight-line basis over the requisite service period of four years.

Non-Employee Directors Deferred Compensation Plan

We granted 92,977 deferred stock units to our non-employee directors during the six months ended June 30, 2015 with a weighted-average grant date fair value per share of $11.36. These deferred stock units are issued as RSUs under the Plan and are immediately vested and non-forfeitable and expensed on the grant date at their fair value.

Compensation Expense

We recognized total equity-based compensation expense of $4.5 million and $3.9 million for the three months ended June 30, 2015 and 2014, respectively and $7.4 million and $6.8 million for the six months ended June 30, 2015 and 2014, respectively. As of June 30, 2015, a total of $21.8 million of unrecognized compensation costs related to unvested RSUs and unvested PSUs are expected to be recognized over the remaining weighted-average lives of 2.7 years.

7.	Derivative Financial Instruments

Interest Rate Hedges

At June 30, 2015, we had the following interest rate swaps outstanding that effectively converts $200.0 million of the term loan from a variable interest rate to a fixed interest rate. We will pay a fixed interest rate on the notional amount and in exchange receive a variable interest rate based on the one-month LIBOR rate. We do not use derivatives for speculative or trading purposes.

Notional Amount	Effective Date	Maturity Date	Fixed Interest Rate Paid	Variable Interest Rate Received
$100.0 million	August 29, 2014	August 31, 2016	1.11%	One-month LIBOR
$100.0 million	August 29, 2014	August 31, 2016	1.15%	One-month LIBOR

We entered into interest rate derivative contracts to protect against volatility of future cash flows of the variable interest payments related to our term loan. These derivative contracts are economic hedges and are not designated as cash flow hedges. We mark-to-market these instruments and record the changes in the fair value of these items in Net interest expense in the Company’s Condensed Consolidated Statements of Operations and recognize the unrealized gain or loss in Other non-current assets or liabilities. Unrealized losses of $1.6 million and $2.2 million were recognized at June 30, 2015 and 2014, respectively.

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the location and fair value of derivative instruments on the Company’s Condensed Consolidated Balance Sheets.

		Fair Value Measurements as of
	Balance Sheet Location	June 30, 2015	December 31, 2014
		(in thousands)
Interest rate swaps not designated as hedging instruments	Other non-current liabilities	$1,608	$1,723

Foreign Currency Hedges

We enter into foreign currency contracts to manage our exposure to changes in exchange rates associated with foreign currency receivables, payables and intercompany transactions. We primarily hedge our foreign currency exposure to several currencies in Europe and the Australian dollar. As of June 30, 2015, we had foreign currency contracts outstanding with a total net notional amount of $170.0 million, all of which subsequently matured. The foreign currency contracts do not qualify for hedge accounting treatment; accordingly, changes in the fair value of the foreign currency contracts are reflected in net income as a component of Selling, general and administrative expense in our Condensed Consolidated Statements of Operations.

The following table shows the fair value of our foreign currency hedges:

		Fair Value Measurements as of
	Balance Sheet Location	June 30, 2015	December 31, 2014
		(in thousands)
Asset Derivatives:
Foreign currency hedges	Other current assets	$—	$4,275
Liability Derivatives:
Foreign currency hedges	Other current liabilities	$3,993	$—

The following table shows the changes in the fair value of our foreign currency contracts, which were recorded as losses in Selling, general and administrative expense in our Condensed Consolidated Statements of Operations:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in thousands)		(in thousands)
Foreign currency hedges (a)	$(6,884)	$(5,236)	$(3,068)	$(10,105)

(a)
We recorded transaction gains associated with the re-measurement and settlement of our foreign denominated assets and liabilities of $5.0 million and $4.1 million for the three months ended June 30, 2015 and 2014, respectively, and $0.4 million and $6.9 million for the six months ended June 30, 2015 and 2014, respectively. These transaction gains were included in Selling, general and administrative expense in our Condensed Consolidated Statements of Operations. The net impact of these transaction gains, together with the losses incurred on our foreign currency hedges, were losses of $1.8 million and $1.1 million for the three months ended June 30, 2015 and 2014, respectively, and $2.7 million and $3.2 million for the six months ended June 30, 2015 and 2014, respectively.

The tables below show the gross and net amounts related to derivatives eligible for offset in the Condensed Consolidated Balance Sheets as of June 30, 2015 and December 31, 2014. The gross asset amount of the derivative listed below is the maximum loss the Company would incur if the counterparties failed to meet their obligation.

	Gross Amounts of Recognized Liabilities	Gross Asset Recognized as an Offset	Net Liabilities (Assets)Included in the Condensed Consolidated Balance Sheets
	(in thousands)

June 30, 2015	$6,746	$(1,145)	$5,601
December 31, 2014	$2,947	$(5,499)	$(2,552)

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Accumulated Other Comprehensive Income/(Loss)

Accumulated other comprehensive income (“AOCI”) is comprised of currency translation adjustments. The change in AOCI by component for the three months ended June 30, 2015 and 2014 was as follows:

	Currency Translation Adjustment
	2015	2014
	(in thousands)
Balance at April 1,	$16,865	$(538)
Other comprehensive income/(loss) before reclassifications	(4,120)	(5,239)
Net current-period other comprehensive income/(loss)	(4,120)	(5,239)
Balance at June 30,	$12,745	$(5,777)

The change in AOCI by component for the six months ended June 30, 2015 and 2014 was as follows:

	Currency Translation Adjustment
	2015	2014
	(in thousands)
Balance at January 1,	$9,666	$3,016
Other comprehensive income/(loss) before reclassifications	3,079	(8,793)
Net current-period other comprehensive income/(loss)	3,079	(8,793)
Balance at June 30,	$12,745	$(5,777)

9.	Net Income/(Loss) per Share

We calculate basic net income/(loss) per share by dividing the net income/(loss) for the period by the weighted-average number of shares outstanding during the period. Diluted net income/(loss) per share is calculated by dividing the net income/(loss) for the period by the weighted-average number of common shares outstanding and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares are determined by the application of the treasury stock method.

The following table presents the weighted-average shares outstanding used in the calculation of net income/(loss) per share:

	Three Months Ended June 30,		Six months ended June 30,
Weighted-Average Shares Outstanding	2015	2014	2015	2014
Basic	112,418,132	110,218,036	112,007,027	109,907,641
Diluted effect of:
Restricted stock units	—	2,318,956	—	1,852,820
Performance-based restricted stock units	—	2,095,044	—	2,255,755
Stock options	—	447,142	—	457,868
Diluted	112,418,132	115,079,178	112,007,027	114,474,084

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following equity awards were not included in the diluted net income/(loss) per share calculation because they would have had an antidilutive effect:

	Three Months Ended June 30,		Six months ended June 30,
Antidilutive Equity Awards	2015	2014	2015	2014
Restricted stock units	4,288,652	936,427	4,141,535	618,421
Performance-based restricted stock units	1,798,277	410,445	1,933,003	269,851
Stock options	787,017	—	919,260	—
Total	6,873,946	1,346,872	6,993,798	888,272

10.	Fair Value Measurements

The following table shows the fair value of our assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2015 and December 31, 2014, which are classified as Other current assets, Other current liabilities and Other non-current liabilities in our Condensed Consolidated Balance Sheets.

	Fair Value Measurements as of
	June 30, 2015				December 31, 2014
	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(in thousands)
Assets:
Foreign currency derivative assets	$—	$—	$—	$—	$4,275	$4,275	$—	$—
Liabilities:
Foreign currency derivative liabilities	$3,993	$3,993	$—	$—	$—	$—	$—	$—
Interest rate swap liabilities	$1,608	$—	$1,608	$—	$1,723	$—	$1,723	$—

We value our foreign currency hedges based on the difference between the foreign currency contract rate and widely available foreign currency rates as of the measurement date. Our foreign currency hedges are short-term in nature, generally maturing within 30 days. We value our interest rate swaps using valuations that are calibrated to the initial trade prices. Using a market-based approach, subsequent valuations are based on observable inputs to the valuation model including interest rates, credit spreads and volatilities.

Fair Value of Financial Instruments

For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued merchant payable and accrued expenses, the carrying value approximates or equals fair value due to their short-term nature.

The carrying value of the Term Loan was $429.6 million at June 30, 2015, compared with a fair value of $430.1 million. At December 31, 2014, the carrying value of the term loans as part of the Credit Agreement was $447.8 million compared with a fair value of $442.2 million. The fair values were determined based on quoted market prices, which is classified as a Level 2 measurement.

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Income Taxes

We recorded tax expense of $3.4 million and $5.8 million for the three months ended June 30, 2015 and June 30, 2014, respectively, a decrease of $2.4 million. The tax decrease largely reflects lower U.S. based income for which the federal tax liability is deferred and lower income in certain European based subsidiaries.
We recorded tax expense of $2.8 million and $13.0 million for the six months ended June 30, 2015, and June 30, 2014, respectively, a decrease of $10.2 million. The decrease was primarily due to U.S. based income for which the federal tax liability is deferred.

The net deferred tax assets at June 30, 2015 and December 31, 2014 amounted to $145.0 million and $146.3 million, respectively. The substantial majority of the net deferred tax assets relate to U.S. federal taxes.
We have established a liability for future income tax contingencies and liabilities, referred to as unrecognized tax benefits, of $3.3 million as of both June 30, 2015 and December 31, 2014, respectively, that management believes to be adequate. This liability represents the additional taxes that may be paid when the related items are resolved. The total amount of unrecognized benefits that, if recognized, would affect our effective tax rate was $3.3 million at both June 30, 2015 and December 31, 2014. During the next twelve months, we anticipate no reduction to this liability due to the lapsing of statutes of limitations, which would affect our effective tax rate.

In computing the tax provision for both the three and six months ended June 30, 2015, we recognized an income tax provision in tax jurisdictions in which we had pre-tax income for the period and are expecting to generate pre-tax book income during the remainder of fiscal year 2015. We recognized an income tax benefit in tax jurisdictions in which we incurred pre-tax losses for the three and six months ended June 30, 2015, and are expecting to be able to realize the benefits associated with these losses during the remainder of fiscal year 2015 or expect to recognize a deferred tax asset related to such losses at December 31, 2015. Our effective tax rate differs significantly from the U.S. federal statutory rate as we have not recognized any tax benefit for losses in certain jurisdictions that we expect will not be realized and for which we have previously established a valuation allowance against the deferred tax assets.

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. Accounting Pronouncements

In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No.
2015-05, “Customer’s Accounting for Fees Paid in a Cloud Computing arrangement”, which clarifies that the presentation of software licenses incurred in connection with cloud computing arrangements should be presented in a manner consistent with other software license agreements in the financial statements. ASU 2015-05 will become effective for public companies beginning after December 15, 2015. Early adoption is permitted. The Company is currently assessing the impact of this
ASU on its consolidated financial statements.

In April 2015, the FASB issued ASU No.2015-03, “Simplifying the Presentation of Debt Issuance Costs”, which changes the presentation of debt issuance costs in financial statements to present such costs as a direct deduction from the related debt liability rather than as an asset. ASU 2015-03 will become effective for public companies beginning after December 15, 2015. Early adoption is permitted. Upon adoption of this standard, the Company will reclassify debt issuance costs, which are presently recorded in Other non-current assets, to a reduction of Term loan, non-current. The balance of debt issuance costs recorded in Other non-current assets as of June 30, 2015 is approximately $6.8 million.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern”. ASU
2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and sets rules for how this information should be disclosed in the financial statements.
ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-15 to have an impact on its consolidated financial statements.

In May 2014, the FASB issued a new financial accounting standard on revenue from contracts with customers, ASU No. 2014-09, “Revenue from Contracts with Customers”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. In July 2015, the FASB affirmed its April 2015 proposal to defer the effective date by one year. Therefore, the accounting standard is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption is permitted as of annual reporting periods beginning after December 15, 2016. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Guarantor and Non-Guarantor Supplemental Financial Information

On September 17, 2015, Expedia, Inc., a Delaware corporation (“ Expedia ”), Xeta, Inc., an indirect wholly owned subsidiary of Expedia (“Merger Sub”), and Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), completed the previously announced merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of February 12, 2015 (the “Merger Agreement”), by and among Expedia, Merger Sub and Orbitz. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Orbitz, with Orbitz continuing as the surviving entity and as an indirect wholly owned subsidiary of Expedia.
On December 8, 2015, Expedia completed its private placement of $750 million aggregate principal amount of 5.000% senior unsecured notes due February 2026 (the “Notes”). The Notes were issued pursuant to an indenture dated as of December 8, 2015 (the “Indenture”), by and among Expedia, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.
In accordance with the terms of Indenture, the Notes are guaranteed by certain of Expedia’s domestic subsidiaries, including Orbitz and certain of its 100 percent owned domestic subsidiaries. Such guarantees are full, unconditional and joint and several with the exception of certain customary automatic subsidiary release conditions.
Pursuant to a registration rights agreement dated as of December 8, 2015 (the “Registration Rights Agreement”) among Expedia, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers of the Notes, Expedia agreed to use commercially reasonable best efforts to (i) file an exchange offer registration statement with respect to an offer to exchange the Notes and the guarantees thereof for substantially identical Notes and guarantees that are registered under the Securities Act of 1933, as amended (the “Securities Act” and such offer, the “Exchange Offer”); (ii) cause the Exchange Offer registration statement to become effective; and (iii) consummate the Exchange Offer or, if required in lieu thereof, file a shelf registration statement and have it declared effective, in each case, within 365 days of issuance of the Notes. If Expedia fails to satisfy certain of its obligations under the Registration Rights Agreement (a “Registration Default”), it will be required to pay additional interest of 0.25% per annum to the holders of the Notes until such Registration Default is cured.
In contemplation of the registration of the Notes, the Company has prepared certain condensed consolidated financial information shown below in compliance with the requirements of S-X Rule 3-10(g) to reflect Orbitz and certain of its 100 percent owned domestic subsidiaries being guarantors of the Notes. In this financial information the guarantor subsidiaries account for investments in their wholly-owned subsidiaries using the equity method.

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Operations
Six months ended June 30, 2015
(in thousands)

	Guarantor	Non-Guarantor	Eliminations	Consolidated

Net revenue	$365,089	$94,713	$—	$459,802
Cost and expenses:
Cost of revenue	102,389	33,991	—	136,380
Selling, general and administrative	102,262	40,949	—	143,211
Marketing	111,836	46,409	—	158,245
Depreciation and amortization	27,489	989	—	28,478
Total operating expenses	343,976	122,338	—	466,314
Operating income / (loss)	21,113	(27,625)	—	(6,512)
Other expense:
Net interest expense	(13,926)	(1,951)	—	(15,877)
Total other expense	(13,926)	(1,951)	—	(15,877)
Income / (loss) before income taxes	7,187	(29,576)	—	(22,389)
Provision / (benefit) for income taxes	2,763	38	—	2,801
Equity in losses of consolidated subsidiaries	(29,614)	—	29,614	—
Net income (loss)	$(25,190)	$(29,614)	$29,614	$(25,190)

Comprehensive income (loss) attributable to Orbitz Worldwide, Inc.	$(22,111)	$(26,535)	$26,535	$(22,111)

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Operations
Six months ended June 30, 2014
(in thousands)

	Guarantor	Non-Guarantor	Eliminations	Consolidated

Net revenue	$338,829	$119,479	$—	$458,308
Cost and expenses:
Cost of revenue	69,118	21,265	—	90,383
Selling, general and administrative	91,867	46,393	—	138,260
Marketing	106,115	60,267	—	166,382
Depreciation and amortization	27,719	1,161	—	28,880
Total operating expenses	294,819	129,086	—	423,905
Operating income / (loss)	44,010	(9,607)	—	34,403
Other expense
Net interest expense	(13,847)	(4,325)	—	(18,172)
Other expense	(2,236)	—	—	(2,236)
Total other expense	(16,083)	(4,325)	—	(20,408)
Income / (loss) before income taxes	27,927	(13,932)	—	13,995
Provision / (benefit) for income taxes	13,036	12	—	13,048
Equity in losses of consolidated subsidiaries	(13,944)	—	13,944	—
Net income (loss)	$947	$(13,944)	$13,944	$947

Comprehensive income (loss) attributable to Orbitz Worldwide, Inc.	$(7,846)	$(22,737)	$22,737	$(7,846)

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet
June 30, 2015
(in thousands)

	Guarantor	Non-Guarantor	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$214,340	$90,458	$—	$304,798
Accounts receivable, net	118,216	43,124	—	161,340
Prepaid expenses	8,720	2,086	—	10,806
Other current assets	32,920	1,347	(175)	34,092
Total current assets	374,196	137,015	(175)	511,036
Property and equipment, net	105,495	4,640	—	110,135
Goodwill	351,098	—	—	351,098
Trademarks and trade names	83,065	6,697	—	89,762
Other intangible assets, net	1,144	—	—	1,144
Intercompany receivable, non-current	36,749	—	(36,749)	—
Deferred income taxes, non-current	131,474	3,621	—	135,095
Restricted cash	65,206	27,338	—	92,544
Investment in subsidiaries	40,319	—	(40,319)	—
Other non-current assets	11,927	526	—	12,453
Total Assets	$1,200,673	$179,837	$(77,243)	$1,303,267
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$15,919	$4,318	$—	$20,237
Accrued merchant payable	457,541	46,844	—	504,385
Accrued expenses	132,006	33,602	—	165,608
Deferred income	39,939	17,395	—	57,334
Term loan, current	24,100	—	—	24,100
Other current liabilities	6,145	—	(175)	5,970
Total current liabilities	675,650	102,159	(175)	777,634
Term loan, non-current	405,499	—	—	405,499
Intercompany liabilities, non-current	—	36,749	(36,749)	—
Tax sharing liability	55,415	—	—	55,415
Other non-current liabilities	14,123	610	—	14,733
Total Liabilities	1,150,687	139,518	(36,924)	1,253,281
Total Shareholders' Equity	49,986	40,319	(40,319)	49,986
Total Liabilities and Shareholders' Equity	$1,200,673	$179,837	$(77,243)	$1,303,267

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Cash Flows
Six months ended June 30, 2015
(in thousands)

	Guarantor	Non-Guarantor	Eliminations	Consolidated

Operating activities:
Net cash provided by operating activities	$116,046	$58,650	$—	$174,696
Investing activities:
Property and equipment additions	(28,522)	(790)	—	(29,312)
Changes in restricted cash	4,040	1,076	—	5,116
Contributions from (distributions to) related party, net	68,271	—	(68,271)	—
Net cash provided by used in (provided by) investing activities	43,789	286	(68,271)	(24,196)
Financing activities:
Payments on and retirements of term loans	(18,151)	—	—	(18,151)
Employee tax withholdings related to net share
settlements of equity-based awards	(8,452)	—	—	(8,452)
Proceeds from exercise of employee stock options	2,140	—	—	2,140
Payments on tax sharing liability	(8,921)	—	—	(8,921)
Contributions from (distributions to) related party, net	—	(68,271)	68,271	—
Net cash provided by used in (provided by) financing activities	(33,384)	(68,271)	68,271	(33,384)
Effects of changes in exchange rates on cash and cash equivalents	—	(800)	—	(800)
Net increase (decrease) in cash and cash equivalents	126,451	(10,135)	—	116,316
Cash and cash equivalents at beginning of period	87,889	100,593	—	188,482
Cash and cash equivalents at end of period	$214,340	$90,458	$—	$304,798

ORBITZ WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Cash Flows
Six months ended June 30, 2014
(in thousands)

	Guarantor	Non-Guarantor	Eliminations	Consolidated

Operating activities:
Net cash provided by (used in) operating activities	$208,217	$(2,093)	$—	$206,124
Investing activities:
Property and equipment additions	(20,594)	(574)	—	(21,168)
Acquisitions, net of cash acquired	(10,000)	—	—	(10,000)
Changes in restricted cash	(15,828)	(1,920)	—	(17,748)
Contributions from (distributions to) related party, net	(52,356)	—	52,356
Net cash provided by (used in) investing activities	(98,778)	(2,494)	52,356	(48,916)
Financing activities:
Payments on and retirements of term loans	(443,250)	—	—	(443,250)
Issuance of long-term debt, net of issuance costs	443,256	—	—	443,256
Employee tax withholdings related to net share
settlements of equity-based awards	(6,747)	—	—	(6,747)
Proceeds from exercise of employee stock options	143	—	—	143
Payments on tax sharing liability	(4,616)	—	—	(4,616)
Contributions from (distributions to) related party, net	—	52,356	(52,356)	—
Net cash provided by (used in) financing activities	(11,214)	52,356	(52,356)	(11,214)
Effects of changes in exchange rates on cash and cash equivalents	—	1,288	—	1,288
Net increase in cash and cash equivalents	98,225	49,057	—	147,282
Cash and cash equivalents at beginning of period	53,627	63,758	—	117,385
Cash and cash equivalents at end of period	$151,852	$112,815	$—	$264,667